Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of comScore, Inc. for the registration of shares of its common stock, preferred stock, warrants, and depositary shares and to the incorporation by reference therein of our report dated March 23, 2018, with respect to the consolidated financial statements of comScore, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Tysons, Virginia
May 28, 2019